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Exhibit 10.6

                      EMPLOYMENT AGREEMENT


     EMPLOYMENT AGREEMENT (this "Agreement"), dated as of April 17, 1996, but effective as set forth in Section 2, between MINERAL
DEVELOPMENT, INC., a Texas corporation (the "Company"), and CHARLES
W. GLEESON, an individual residing in Midland, Texas (the
"Employee").

     WHEREAS, the Company desires to employ the Employee, and the Employee desires to be employed by the Company, on the terms and conditions hereinafter set forth;

     NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, the Company and the Employee hereby agree as follows:

     1. Employment. The Company agrees to employ the Employee, and the Employee agrees to enter the employ of the Company, for the period set forth in Paragraph 2, in the positions and with the duties and responsibilities set forth in Paragraph 3, and upon the other terms and conditions herein provided.

     2. Term. The employment of the Employee by the Company as provided in Paragraph 1 shall be for a period commencing on June 1, 1996 through and ending on June 1, 1999, unless sooner terminated as herein provided (the "Employment Term"); provided, however, that no provision of this Agreement (except for the payment of a prorated salary under Paragraph 4(a) and the provisions of Paragraph 8 which are effective as stated therein) shall become effective if the Company is not successful in raising a minimum of $9,000,000 in its contemplated registered public offering (the "Financing Condition"). The Employment Term may be extended for such additional period as may from time to time be mutually agreed upon in writing between the parties hereto.

     3.   Position and Duties.

          (a) During the Employment Term, the Employee shall serve as Chief Executive Officer and President of the Company, accountable only to the Board of Directors of the Company. In such capacities, the Employee shall have such duties, functions, responsibilities and authority customarily appertaining to the position of chief executive officer and president of a publicly held corporation of comparable size. The powers and authority of the Employee as Chief Executive Officer and President of the Company shall be superior to those of any other officer or employee of the Company or any of its subsidiaries.

          (b) During the Employment Term, the Employee shall devote his full time, skill and attention and his best efforts during normal business hours to the business and affairs of the Company to the extent necessary to discharge faithfully and efficiently the duties and responsibilities delegated and assigned to the Employee herein or pursuant hereto, except for usual, ordinary and customary periods of vacation and absence due to illness or other disability. The foregoing shall not be construed as preventing the Employee from making investments in other businesses or enterprises provided such investments do not require the provision of substantial services by the Employee to the operations or affairs of such businesses or enterprises

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such that the provision thereof would interfere in any respect with the performance of the Employee's duties and responsibilities hereunder. Specifically, the Company acknowledges that Employee may continue his investment activities in the Lazy "JL" Field in Garza County, Texas and the Viejos Field, in Pecos County, Texas.

          (c) Beginning with the Company's 1996 Annual Meeting of Shareholders, during the Employment Term, the Company shall cause the Employee to be nominated for election as a director of the Company at each annual (or special meeting in lieu of the annual) meeting of shareholders of the Company and shall use its best efforts, consistent with its fiduciary responsibilities to the shareholders of the Company, to cause the election and retention of the Employee as a director of the Company.

          (d) In connection with the Employee's employment by the Company under this Agreement, and beginning on the effective date of this Agreement, the Employee shall be based at the principal executive offices of the Company in Dallas, Texas, except for such reasonable travel as the performance of the Employee's duties in the business of the Company may require.

     4.   Compensation and Related Matters.

          (a) Base Salary. During the Employment Term, the Company shall pay to the Employee for his services hereunder a base salary ("Base Salary") at the rate of not less than $140,000 per year, payable in installments in accordance with the general payroll practices of the Company in effect at the time such payment is made, but in no event less frequently than twice monthly; provided however, that if this Agreement does not become effective because the Company is not successful in satisfying the Financing Condition, Employee shall be paid an amount equal to a prorated salary from June 1, 1996 through the date the Board of Directors determines in its reasonable discretion that the Company will not be successful in satisfying the Financing Condition. The Employee's Base Salary shall be subject to such adjustments as may be determined from time to time by the Board of Directors of the Company in its sole discretion, but in no event shall the Company pay the Employee a Base Salary at a rate less than that set forth in the first sentence in this paragraph.

          (b) Bonuses. In addition to Base Salary, the Employee shall be entitled to receive during the Employment Term such bonuses or other discretionary compensation payments, if any, as the Board of Directors of the Company may determine to award him from time to time. Any such bonuses or other discretionary compensation payments shall be payable to the Employee in the manner specified by the Board of Directors at the time any such bonus or other payment is awarded.

          (c) Employee Benefits. During the Employment Term, the Employee shall be entitled to participate in all employee benefit plans, programs and arrangements (including, without limitation, any pension, profit sharing, savings, retirement, incentive compensation, bonus, stock option, stock purchase, life insurance, medical, dental, accident and disability plans, programs and other arrangements, if any) provided by the Company from time to time to its employees generally, subject to and on a basis consistent with the terms, conditions and overall administration (including eligibility and vesting requirements) of such plans, programs and arrangements.

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          (d)  Expenses.  During the Employment Term, the Employee
shall be entitled to receive prompt reimbursement for all reasonable expenses incurred by the Employee in performing his duties and responsibilities hereunder upon the presentation by the Employee of an itemized monthly accounting of such expenditures, including receipts where required by federal income tax regulations.

          (e) Moving Expenses. The Employee shall be entitled to receive prompt reimbursement for all reasonable moving expenses incurred in relocating from Midland to Dallas, Texas, including realtor commissions incurred in selling his residence in Midland, Texas, upon the presentation by the Employee of receipts for such expenses.

          (f) Vacations. During the Employment Term, the Employee shall be entitled to paid vacations (of not less than four weeks per year) and such other paid absences, whether for holidays, illness, personal time, or any similar purposes, in accordance with the policies, practices and procedures of the Company from time to time in effect, commensurate with the Employee's position and at least comparable to those received by any other executive of the Company. The Employee agrees to utilize his vacation at such time or times as are (i) consistent with the proper performance of his duties and responsibilities hereunder and (ii) mutually convenient for the Company and the Employee.

     5.   Stock Options.

          (a) Amendment of Stock Option Plan. No later than the date necessary for presentment at the Company's 1996 Annual Meeting of Shareholders, the Board of Directors of the Company shall amend the Company's employee stock option plan (the "Plan") to increase the number of shares of Company common stock, par value $.01 per share ("Common Stock"), subject to the grant of options thereunder from 1,000,000 shares to 2,000,000 shares. The Company shall submit the Plan, as amended, for approval by its shareholders at the Company's 1996 Annual Meeting of Shareholders. The Company shall (i) recommend at such meeting that the shareholders of the Company vote to approve the Plan, as amended, (ii) use its reasonable best efforts to solicit from shareholders of the Company proxies in favor of such approval, and (iii) take all other action reasonably necessary to secure a vote of its shareholders in favor of approval of the Plan, as amended.

          (b) Grant of Options Under Plan. Upon the satisfaction of the Financing Condition and the resulting effectiveness of this Agreement, the Company shall grant to the Employee, under the Plan, in addition to any other options for which Employee may be eligible under any other option plan of the Company, options to purchase an aggregate of 500,000 shares of the Company's Common Stock, in accordance with the following terms and conditions:

               (i)  The purchase price per share of the Common
Stock covered by the options shall be $0.60 per share (prior to the one-for-five reverse stock split contemplated by the Company).

               (ii) The options shall have a 10 year term and shall be exercisable in whole at any time and in part from time to time beginning on the date of grant of the options.

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               (iii)  The options shall not be transferable except
by will or pursuant to the laws of descent and distribution.

               (iv) The options shall consist of a nonqualified stock option, the terms and conditions of which shall be set forth in the form of stock option agreement attached hereto as Exhibit A.

               (v) The remaining terms of the options shall be in the discretion of the stock option committee of the Board of Directors of the Company, subject to the provisions of the Plan.

          (c) Form S-8 Registration. As soon as practicable after the date of adoption of the Plan by the Board of Directors of the Company, the Company shall, at its sole expense, file a registration statement on Form S-8 with the Securities and Exchange Commission with respect to the shares of Common Stock issuable pursuant to the Plan, and shall use its best efforts to maintain the effectiveness of such registration statement (and maintain the current status of any prospectus contained therein) for so long as the Plan or any options granted thereunder remain in effect or outstanding.

     6.   Termination of Employment.

          (a) Death. This Agreement shall terminate automatically upon Employee's death.

          (b) Disability. If the Disability (as defined below) of the Employee occurs during the Employment Term, the Company may notify the Employee of the Company's intention to terminate the Employee's employment hereunder for Disability. In such event, the Employee's employment hereunder shall terminate effective on the 30th day following the date such notice of termination is received by the Employee (the "Disability Effective Date"), provided that the Employee shall not have returned to the full-time performance of his duties hereunder and performed the same free of any Disability through such 30-day period. For purposes of this Agreement, the "Disability" of the Employee shall be deemed to have occurred if the Employee shall have been unable to perform his duties hereunder on a full-time basis for 120 consecutive days (excluding any leaves of absence approved by the Company) as a result of his physical or mental incapacity.

          (c) Termination by Company. The Company may terminate the Employee's employment hereunder for Cause (as defined below). For purposes of this Agreement, "Cause" shall mean any of the following: (i) willful misconduct by the Employee that is materially and demonstrably detrimental to the Company, monetarily or otherwise, (ii) conviction of the Employee of a felony, (iii) Employee's dishonesty or fraud with respect to the business affairs of the Company or its affiliates, or outside the business affairs of the Company if such conduct could reasonably be expected to have a material adverse effect on the Company, (iv) Employee's failure (after receiving written, detailed notice of such failure and a reasonable opportunity to cure it) or refusal to perform the employment duties reasonably assigned to him pursuant to this Agreement, or (v) a material breach by the Employee of the Employee's obligations under this Agreement (other than employment duties or other than as a result of incapacity due to physical

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or mental illness) and Employee's failure (after receiving written, detailed notice of such failure and a reasonable opportunity to cure it) or refusal to cure such breach. Notwithstanding the foregoing, the Employee shall not be deemed to have been terminated for Cause without (i) first, reasonable notice to the Employee setting forth the reasons for the Company's intention to terminate his employment for Cause and (ii) next, an opportunity for the Employee, together with his counsel, to be heard before the Board of Directors of the Company.

          (d) Termination following Change of Control. (i) Notwithstanding anything to the contrary contained herein, should Employee at any time within 12 months of the occurrence of a "change of control" (as defined below) cease to be an employee of the Company (or its successor), by reason of (A) termination by the Company (or its successor) other than for Cause or (B) voluntary termination by Employee for "good reason upon change of control" (as defined below), then in any such event, the Company shall pay Employee, within 45 days of the severance of employment described in this Section 6(d), a lump-sum payment in cash in an amount equal to (without discounting to present value) his then effective base salary under Section 4(a) hereof for the remainder of the Employment Term of this Agreement.

               (ii) Employee shall be entitled to the payment set forth in Section 6(d)(i) above, regardless of whether or not that payment, when aggregated with all payments to Employee (whether pursuant to this Agreement or any other agreement, plan, program or benefit arrangement whatsoever) paid contingent on a change of control as defined in this Section 6(d) exceeds, in aggregate, the maximum amount that could be paid to Employee, without triggering an excess parachute payment under Section 280G(b) of the Internal Revenue Code of 1986, as amended (the "Code"), and the resulting excise tax under Section 4999 of the Code (the "maximum payment amount"). In determining the amount of any excess parachute payment within the meaning of Section 280G of the Code, (A) no portion of the total payments that Employee has irrevocably waived in writing prior to the date of the payment of benefits under this Agreement will be taken into account, (B) no portion of the total payments that nationally recognized tax counsel, selected by the Company's independent auditors and acceptable to Employee ("Tax Counsel"), determines not to constitute a "parachute payment" within the meaning of Section 280G(b)(2) of the Code will be taken into account, (C) no portion of the total payments that Tax Counsel determines to be reasonable compensation for services rendered prior to or after the change of control as provided in Section 280G(b)(4) of the Code will be taken into account, (D) the fair market value of any noncash benefit or any deferred payment or benefit included in the total payments will be determined by the Company's independent auditors as provided in Section 280G(d)(3) and (E) the amount of any payments under qualified plans shall be excluded as provided in Section 280G(d)(6) of the Code.

               (iii)  As used in this Section, voluntary
termination by Employee for "good reason upon change of control" shall mean (A) removal of Employee from the offices Employee holds on the first day of the Employment Term, (B) a material reduction in Employee's authority or responsibility, including, without limitation, involuntary removal from the Board of Directors, (C) relocation of the Company's headquarters from the Dallas, Texas metropolitan area, (D) a reduction in Employee's compensation, or
(E) the Company otherwise commits a material breach of this Agreement.

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               (iv)  As used in this Agreement, a "change of
control" shall be deemed to have occurred if, after the consummation of the Financing Condition, (A) any "Person" (as such term is used in Section 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), is or becomes a "beneficial owner" (as defined in Rule 13d-3 under the Exchange
Act), directly or indirectly, of securities of the Company representing more than 30% of the combined voting power of the Company's then outstanding securities, or (B) at any time during the 24-month period commencing after a tender offer, merger, consolidation, sale of assets or contested election, or any combination of such transactions, individuals who at the beginning of such period constitute at least a majority of the Company's Board of Directors cease to be "continuing directors" (meaning directors of the Company who either were directors prior to such transaction or who subsequently became directors and whose election, or nomination for election by the Company's shareholders, was approved by a vote of at least two-thirds of the directors then still in office who were directors prior to such transaction), or
(C) the shareholders of the Company approve a merger or consolidation of the Company with any other corporation, other than a merger or consolidation that would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) at least 60% of the total voting power represented by the voting securities of the Company or such surviving entity which are outstanding immediately after such merger or consolidation, or (D) the shareholders of the Company approve a plan of complete liquidation of the Company or an agreement of sale or disposition by the Company of all or substantially all of the Company's assets.

               (v) For purposes of this Agreement, the terms "affiliate" and "affiliates" mean, when used with respect to any entity, individual, or other person, any other entity, individual, or other person which, directly or indirectly, through one or more intermediaries controls, or is controlled by, or is under common control with such entity, individual or person. The term "control" and derivations thereof when used in the immediately preceding sentence means the ownership, directly or indirectly, of 50% or more of the voting securities of an entity or other person or possessing the power to direct or cause the direction of the management and policies of such entity or other person whether through the ownership of voting securities, by contract or otherwise.

     7.   Compliance With Other Agreements.

          (a) The Company represents and warrants to the Employee that the execution, delivery and performance by the Company of this Agreement have been duly authorized by all necessary corporate action of the Company and do not and will not conflict with or result in a violation of any provision of, or constitute a default under, any contract, agreement, instrument, or obligation to which the Company is a party or by which it is bound.

          (b) The Employee represents and warrants to the Company that the execution, delivery and performance by the Employee of this Agreement do not and will not conflict with or result in a violation of any provision of, or constitute a default under, any contract, agreement, instrument, or obligation to which the Employee is a party or by which he is bound.


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     8.   Confidentiality.  During the Employment Term and for a
period of two years following the termination of the Employment Term, the Employee shall hold in strict confidence and shall not, directly or indirectly, disclose or reveal to any person, or use for his own personal benefit or for the benefit of anyone else, any trade secrets, confidential dealings, or other confidential or proprietary information of any kind, nature, or description (whether or not acquired, learned, obtained, or developed by the Employee alone or in conjunction with others) belonging to or concerning the Company, except (i) with thc prior written consent of the Company duly authorized by its Board of Directors, (ii) in the course of the proper performance of the Employee's duties hereunder, or (iii) as required by applicable law or legal process. The provisions of this Paragraph 8 shall continue in effect notwithstanding termination of the Employee's employment hereunder for any reason.

     9. Restrictions on Activities. Except as noted in Paragraph 3.(b) Employee agrees during the Employment Term not to compete with the Company in the ownership, control, management or participation in oil or gas properties or facilities. It is further agreed that the Employee will not, directly or indirectly, on his own behalf or on behalf of any other person or entity, without the written consent of the Company, utilize any confidential, proprietary or nonpublic information of the Company for a period of two years after the termination of his Employment Term for any reason except termination by the Company without Cause (or in the case of termination of his employment without Cause, for as long as the Company discharges its payment obligations under this Agreement) for the purpose of competing with the Company. In addition, Employee agrees that during the Employment Term and for a period of two years after termination of the Employment Term for any reason except termination by the Company without Cause (or in the case of termination of his employment without Cause, for as long as the Company discharges its payment obligations under this Agreement), he will not, directly or indirectly, on his own behalf or on behalf of any other person or entity, without the written consent of the Company solicit for employment or hire any person who is then employed by the Company (whether such employment is pursuant to a written contract with the Company or otherwise), or induce or attempt to induce any such person to leave the employment of the Company for any reason.

     10. Withholding Taxes. The Company shall withhold from any payments to be made to the Employee hereunder such amounts
(including social security continuations and federal income or excise taxes) as shall be required by federal, state and local withholding tax laws.

     11. No Effect on Other Contractual Rights. The provisions of this Agreement, and any payment provided for hereunder, shall not reduce any amounts otherwise payable to the Employee, or in any way diminish the Employee's rights as an employee of the Company, whether existing now or hereafter, under any employee benefit plan, program, or arrangement or other contract or agreement of the Company providing benefits to the Employee.

     12. Attorneys' Fees and Costs. In the event there is any litigation between the parties hereto with respect to this Agreement, the prevailing party in such litigation shall be entitled to recover all attorneys' fees and costs incurred by such party in connection with such litigation.

     13. Indemnification. The Company shall during the Employment Term and thereafter without limitation of time, indemnify and advance expenses to the Employee in connection with

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Employee's duties and responsibilities hereunder to the fullest extent permitted by the laws of the State of Texas from time to time in effect. The provisions of this Paragraph 13 shall continue in effect notwithstanding termination of the Employee's employment hereunder for any reason.

     14. Injunctive Relief. In recognition of the fact that a breach by the Employee of any of the provisions of Paragraph 8 or Paragraph 9 will cause irreparable damage to the Company for which monetary damages alone will not constitute an adequate remedy, the Company shall be entitled as a matter of right (without being required to prove damages or furnish any bond or other security) to obtain a restraining order, an injunction, or other equitable relief from any court of competent jurisdiction restraining any further violation of such provisions by the Employee. Such right to equitable relief shall not be exclusive but shall be in addition to all other rights and remedies to which the Company may be entitled at law or in equity.

     15. Survival. Neither the expiration or the termination of the term of the Employee's employment hereunder shall impair the rights or obligations of either party hereto which shall have accrued hereunder prior to such expiration or termination.

     16. Notices. All notices and other communications required or permitted to be given hereunder by either party hereto shall be in writing and shall be given by hand delivery or by first class registered or certified United States mail postage prepaid, return receipt requested, to the party for which intended at the following addresses (or at such other addresses as shall be specified by the parties by like notice):

     If to the Company, at:

          9400 N. Central Expressway, Suite 1209
          Dallas, Texas 75231
          Attention: Board of Directors

     If to the Employee, at:

          3601 Trinity Meadows
          Midland, Texas 79707

All such notices and other communications shall be effective only upon receipt by the addressee.

     17. Entire Agreement. This Agreement constitutes the entire agreement between the parties hereto concerning the subject matter hereof and supersedes all prior agreements and understandings, both written and oral, between the parties with respect to such subject matter.

     18. Binding Effect: Assignment. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, legal representatives, successors and assigns; provided, however, that:

          (a) the Employee shall not assign or otherwise transfer this Agreement or any of his rights or obligations hereunder without the prior written consent of the Company (except

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that any rights that the Employee may have hereunder at the time of his death may be transferred by will or pursuant to the laws of descent and distribution); and

          (b) the Company shall not assign or otherwise transfer this Agreement or any of its rights or obligations hereunder without the prior written consent of the Employee. Notwithstanding the foregoing, however, if the Company merges or consolidates with or into another corporation, or transfers or sells all or substantially all its assets to a third party, the Company may assign this Agreement to the party that is the successor to its business and assets without the consent of the Employee, provided the Company remains liable hereunder (if the Company survives such transaction) and such assignee assumes or becomes legally bound to perform all obligations of the Company hereunder.

     19. Amendment. This Agreement may not be modified or amended in any respect except by an instrument in writing signed by the party against whom such modification or amendment is sought to be enforced.

     20. Waiver. Any term or condition of this Agreement may be waived at any time by the party hereto which is entitled to have the benefit thereof, but such waiver shall only be effective if evidenced by a written agreement signed by such party, and a waiver on one occasion shall not be deemed to be a waiver of the same or any other type of breach on a future occasion. No failure or delay by a party hereto in exercising any right or power hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right or power.

     21. Severability. If any provision of this Agreement is held to be unenforceable, (a) this Agreement shall be considered divisible, (b) such provision shall be deemed inoperative to the extent it is deemed unenforceable, and (c) in all other respects this Agreement shall remain in full force and effect; provided, however, that if any such provision may be made enforceable by limitation thereof, then such provision shall be deemed to be so limited and shall be enforceable to the maximum extent permitted by applicable law.

     22. Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Texas without regard to conflict of law principles.

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     IN WITNESS WHEREOF, the Company has caused this Agreement to be executed on its behalf by its duly authorized officer, and the Employee has executed this Agreement, as of the date first set forth above.

                              MINERAL DEVELOPMENT, INC.


                              By:  /s/ David N. Fitzgerald
                                   David N. Fitzgerald
                                   President
                                                        "COMPANY"



                              /s/ Charles W. Gleeson
                              Charles W. Gleeson
                                                       "EMPLOYEE"